DATED  29 April                                                         1999







                          (1) HUNTINGDON LIFE SCIENCES
                                     LIMITED


                                     - and -


                                 (2) BRIAN CASS





                      ------------------------------------

                                SERVICE AGREEMENT
                      -------------------------------------









                                 Charles Russell
                              8-10 New Fetter Lane
                                     London
                                    EC4A 1RS

                            Telephone: 0171 203 5000
                              Ref: DJSG/GXW/25407/4

                                    CONTENTS
                                                                  Page

1.       DEFINITIONS AND INTERPRETATION..........................  1

2.       TERM OF EMPLOYMENT......................................  2

3.       DUTIES..................................................  2

4.       HOURS OF WORK...........................................  3

5.       PLACE OF WORK...........................................  4

7.       REMUNERATION............................................  4

8.       PENSION SCHEME..........................................  5

9.       OTHER BENEFITS..........................................  5

10.      COMPANY CAR.............................................  7

12.      RELOCATION EXPENSES.....................................  7

13.      HOLIDAYS................................................  7

14.      ILLNESS.................................................  8

15.      RESTRICTIONS DURING EMPLOYMENT..........................  9

16.      INTELLECTUAL PROPERTY................................... 10

17.      CONFIDENTIALITY......................................... 12

18.      TERMINATION OF EMPLOYMENT............................... 13

19.      SUSPENSION.............................................. 14

20.      RESIGNATION AND RETURN OF COMPANY PROPERTY.............. 15

21.      RECONSTRUCTION OR AMALGAMATION.......................... 15

22.      CHANGE OF CONTROL....................................... 15

23.      RESTRICTIONS............................................ 16

24.      SEVERABILITY............................................ 18

25.      NOTICES................................................. 19

26.      STATUTORY INFORMATION................................... 19

27.      MISCELLANEOUS........................................... 19

SCHEDULE......................................................... 20

T H I S   A G R E E M E N T  is made on 29 April,                        1999

B E T W E E N :

(1) HUNTINGDON LIFE SCIENCES LIMITED whose registered office is at Woolley Road, Alconbury, Huntingdon, Cambridgeshire PE17 5HS (the "Company"); and

(2) BRIAN CASS of Timberthwaite, Sharow Cross, Nr Ripon, North Yorkshire HG4 5BQ (the "Executive").

IT IS AGREED that the Company shall employ the Executive and the Executive shall serve the Company as Managing Director of the Group on the following terms and subject to the following conditions (the "Agreement"):

1.       DEFINITIONS AND INTERPRETATION

(1) In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

         "Associated Company"        means:

                                   (a)      a  company  which  is not a
                                            Subsidiary  of the  Company
                                            but  whose  issued   equity
                                            share  capital  (as defined
                                            in  s744  of the  Companies
                                            Act 1985) is owned as to at
                                            least 20% by the Company or
                                            one  of  its  Subsidiaries;
                                            and

                                   (b)      a Subsidiary (as defined below);

         "Board" the board of directors for the time being of the Holding Company;

         "Commencement Date"        the date on which employment commenced, as
                                    specified in clause 2(1);

         "Group" means the Company, the Holding Company and any Subsidiaries and Associated Companies of the Company and/or the Holding Company for the time being and "Group Company" means any one of them;

         "Holding Company"          means Huntingdon Life Sciences Group Plc;

         "Subsidiary"               means a Subsidiary within the meaning of
                                    s736 of the Companies Act 1985;

         "Working Day"              means a day other than a Saturday, Sunday
                                    or bank or other public holiday in England.

(2) Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

(3) The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

(4) References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

(5) Where appropriate, references to the Executive include his personal representatives.

2.       TERM OF EMPLOYMENT

(1) The employment of the Executive commenced on 9 September 1998 and (subject to termination as provided in clause 18 below) shall be for an initial fixed period of 12 months until 8 September 1999, after which date it shall continue until terminated by either party giving to the other not less than 2 years' notice in writing such notice not to be served until after the expiry of the initial 12 month fixed period.

(2) Notwithstanding clause 2(1) above the employment of the Executive shall automatically terminate on the day when the Executive reaches age 65 or the normal retiring age applicable to directors of the Group from time to time.

(3) The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or performing his duties under it.

3.       DUTIES

(1) The Executive shall during his employment under this Agreement:

         (a) conduct the general management of the business of the Group and perform the duties and exercise the powers which the Board may from time to time properly assign to him in his capacity as Managing Director or in connection with the conduct and management of the business of the Company, the Holding Company or of the business of any other Group Company (including serving on the board of such Group Company or on any other executive body or any committee of such a company);
         (b) assist the Chairman of the Holding Company with the planning and development for the benefit of the Company, the Holding Company and the Group of (a) a future business strategy, (b) shareholder and business relations, (c) business opportunities, (d) a financing strategy, (e) the co-ordination and overview of the Group's operating management team; and

         (c) do all in his power, but without incurring personal expenditure, to promote, develop and protect the business of the Company, the Holding Company and any other Group Company and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board.

(2) The Executive shall give to the Board such information regarding the affairs of the Company, the Holding Company and, where relevant, the Group as it shall require, and in any event, report regularly and keep the Board informed.

4.       HOURS OF WORK

(1) The Executive shall be required to perform his duties during the Company's normal office hours of 8.30am to 5.00pm, and during such additional hours as may be necessary for the proper performance of his duties. No additional pay or time-off will be permitted in respect of hours worked outside normal office hours.

(2) In accordance with the Working Time Regulations 1998 ("Regulations"), the Executive's average working time, including overtime, shall not exceed 48 hours for each seven day period in any reference period subject to the Executive's right to opt-out of the 48 hour maximum by his entering into a separate agreement with the Company.

(3) Working time, for the purposes of the Regulations, means any time during which the Executive is working at the disposal of the Company and carrying out duties on behalf of the Company, the Holding Company and/or the Group, but shall not include travel to and from work, travelling time whilst in work including international travel, or entertaining of clients and/or suppliers outside of office hours, meal breaks or other rest breaks.


5.       PLACE OF WORK

(1) The Executive's normal place of work shall be the Company's offices at Huntingdon but the Executive shall work in any place within the United Kingdom which the Board may reasonably require and he may be reasonably required to travel abroad when required by the Group for the proper performance of his duties.

(2) If the Company requires the Executive to work permanently at a place which necessitates a move from his present home address the Company will reimburse the Executive for all expenses directly and reasonably incurred as a result of the Company's requirement in accordance with clause 12 of this Agreement.

6.       GRATUITIES AND CODES OF CONDUCT

(1) Other than routine hospitality and corporate gifts of nominal value received in the ordinary course of business, the Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who has or is having a business relationship with any Group Company.

(2) The Executive shall comply (and use his best endeavours to procure that his spouse and minor children, step-children or any dependents shall comply) with all applicable rules and regulations of the London Stock Exchange Limited, the New York Stock Exchange, the US Securities Exchange Commission, and any codes of conduct adopted by the Group concerning dealings in securities for the time being in force and any other relevant regulatory authority.

7.       REMUNERATION

(1) The Company shall pay to the Executive a basic annual salary at the rate of(pound)150,000 gross inclusive of any directors' fees payable to him.

(2) The Executive's basic annual salary shall accrue from day to day and be payable by equal monthly instalments in arrears on the 20th day of each month.

(3) The Executive's basic annual salary shall be reviewed once in every year. The undertaking of a salary review does not confer a contractual right (whether express or implied) to any increase in salary and the Executive acknowledges that any salary increase is at the discretion of the Company.

(4) Notwithstanding anything to the contrary in the Articles of Association of the Company, the Holding Company or any other Group Company, the salary in clause 7(1) above shall be inclusive of any fees to which the Executive may be entitled as a director of the Company, the Holding Company or any other Group Company and the Executive shall waive his right to any such fee.

(5) The Company may, in its absolute descretion, pay to the Executive a bonus of such amount and at such time(s) as may from time to time be determined by the Board.

8.       PENSION SCHEME

(1) The Company shall pay contributions (equivalent to 33 per cent. of the Executive's basic annual salary from time to time) to such pension arrangements as the Executive may reasonably require whether under an Inland Revenue approved and/or unapproved scheme and whether funded and/or unfunded, and as may be agreed between the Executive and Andrew Baker as Chairman of the Holding Company.

(2) The Executive shall provide to the Company such information relating to his pension arrangements as the Company may reasonably require from time to time.

9.       OTHER BENEFITS

(1) The Executive is entitled to membership, at the Company's expense, of the following schemes (each referred to below as an "insurance scheme"):

                  (a)      a  salary   continuance   on   long-term  disability
                           insurance scheme applicable to employees in the Executive's category generally from time to time;

                  (b) a life insurance scheme under which a lump sum benefit shall be payable on the Executive's death while the Agreement continues, the benefit of which shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death. The benefit is equal to 4 times the Executive's basic annual salary at his death;

                  (c) a personal accident insurance scheme, applicable to employees in the Executive's category generally time to time;

                  (d) a medical expenses insurance scheme providing such cover for the Executive and the Executive's spouse as the Company may from time to time notify to him, but so that the minimum level of cover to be provided by the Company shall be BUPA Scale A, and the Executive shall not be responsible for payment of any excess premium in respect of such cover over and above standard rates.


(2) Benefits under any insurance scheme shall be subject to the rules of the scheme and the terms of any applicable insurance policy and are conditional upon the Executive complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements shall be provided to the Executive on request. Provided that the Company shall have complied with and satisfied any requirements of the insurers applicable to it, (but without prejudice to the Company's rights pursuant to clause 9(3) below) the Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

(3) Subject to sub-clause (4) the provision of any insurance scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions in clause 18 even if to do so would deprive the Executive of membership of or cover under any such scheme.

(4) The Company shall not terminate this Agreement solely by reason of the Executive's incapacity if to do so would be to deprive the Executive of benefits under any insurance scheme provided pursuant to clause
         9(1)(a). The Company shall, however, at any time during which the Executive qualifies for benefits under such scheme, be entitled to appoint a permanent replacement for the Executive, and require him to resign as a statutory director of any Group Company with immediate effect, without any liability whatsoever to the Executive. Nothing in this sub-clause shall prevent the Company from requiring the Executive to resign as an employee of the Company, with immediate effect, without any claim against the Company or any Group Company in respect of such resignation, in the event that the Executive is able to recover sufficiently to resume his duties under this Agreement at any time after a permanent replacement for him has been appointed in accordance with the provisions of this clause 9(4).

10.      COMPANY CAR

(1) The Company shall provide the Executive with a non-pensionable car allowance of(pound)1,000 gross per month, together with reimbursement of petrol or other fuel attributable to:

         (a)      the Executive's duties under this Agreement; and

         (b)      the Executive's private use.

11.      EXPENSES

(1) The Company shall reimburse or procure that the Executive is reimbursed all reasonable travelling hotel and other expenses wholly and necessarily incurred by him in the performance of his duties under this Agreement on production of appropriate receipts and other evidence of expenditure as required by the Company.

12.      RELOCATION EXPENSES

(1) To assist with the relocation of the Executive's duties, the Company will pay to the Executive a disturbance allowance of (pound)2,000 gross per month for a period of up to 3 years from the Commencement Date ("Relocation Period"). The allowance is intended to cover (a) the cost incurred by the Executive in securing temporary accommodation for the 3 year period, (b) travelling expenses to and from his normal place of work and (c) reimbursement of expenses relating to miscellaneous items in connection with such temporary relocation.

(2) If the Executive secures permanent accommodation prior to the expiry of the Relocation Period, the Executive will be entitled to a sum equivalent to such relocation allowance in respect of any unexpired part of the Relocation Period to cover the costs of permanent relocation.

(3) The Company shall have no obligation to pay any relocation expenses after the expiry of the Relocation Period.

(4) The Executive will be liable for payment of any income tax arising in respect of the relocation allowance referred to in this clause 12 to the extent that the allowance exceeds the Inland Revenue's Extra Statutory Concession from time to time relating to relocation expenses.

13.      HOLIDAYS

(1) The Executive shall (in addition to the usual public and bank holidays) be entitled to 25 Working Days holiday in each holiday year (as specified by the Company) to be taken at a time or times agreed between the Executive and the Company.

(2) Holiday entitlement in one year cannot be carried forward to any subsequent holiday years except by prior arrangement with the Company.

(3) In the holiday year in which employment commences or terminates holiday shall accrue on a pro rata basis. If on the termination of the employment the Executive has exceeded his accrued holiday entitlement the excess may be deducted from any sums owing to him. If the Executive has accrued holiday owing to him the Company may at its discretion require the Executive to take the outstanding holiday during any notice period or make a payment in lieu instead.

(4) If under clause 19 the Executive is not required to attend the office during any period of notice, he will not accrue holiday during that period, over and above the minimum required under the Regulations.

14.      ILLNESS

(1) The Executive shall continue to be paid during sickness absence (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to 26 weeks in any 12 consecutive calendar months.

(2) Thereafter the Executive shall continue to be paid salary at the discretion of the Company.

(3) If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he shall pay to the Company a sum equal to the amount recovered or, if less, the amount paid to him by the Company under clause 14(1) and/or (2) above in respect of the relevant period of absence as a result of that injury.

(4) The Company shall be entitled to require the Executive to undergo examinations by a medical adviser appointed or approved by the Company and the Executive authorises the medical adviser and/or will provide such consents as are necessary to disclose to the Company the results of such examinations.

15.      RESTRICTIONS DURING EMPLOYMENT

(1) During the continuance of his employment under this Agreement the Executive shall unless prevented by incapacity devote his whole time and attention to the business of the Company, the Holding Company and the Group and shall not without the prior written consent of the Board:

         (a) engage in any other business (other than charity or other unpaid work in the nature of a hobby which does not detract from the Executive's performance of his duties); or

         (b) be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company, the Holding Company or any other Group Company; or

         (c) solicit the custom of, canvass, approach or deal with, in competition with the Company, the Holding Company or any other Group Company, any person (including any company, firm, organisation or other entity) to whom the Company, the Holding Company or any other Group Company supplies services or with whom the Company, the Holding Company or any other Group Company is in negotiations or discussions regarding the possible supply of services; or

         (d) discourage any such person referred to in clause 15 (1) (c) above from conducting or continuing to conduct business with the Company, the Holding Company or any other Group Company on the best terms available to the Company, the Holding Company or any other Group Company; or

         (e) induce or attempt to induce any director or senior employee of the Company, the Holding Company or any other Group Company and with whom the Executive has material dealings in the course of his employment, to leave the employment of the Company, the Holding Company or any other Group Company provided that nothing in this clause shall preclude the Executive from holding or being otherwise interested in any shares or other securities of any company which is quoted on any recognised investment exchange (as defined by section 207(1) Financial Services Act 1986) so long as the interest of the Executive in such shares or other securities does not extend to more than 5% of the total amount of such shares or securities.

(2) If during his employment under this Agreement the Executive shall cease to be a director of the Company and/or the Holding Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the Company and/or the Holding Company or by statute or court order or under clause 18(2) below) his employment shall continue and the terms of this Agreement (other than those relating to the holding of office of director) shall continue in full force and effect and the Executive shall have no claims against the Company or the Holding Company in respect of his ceasing to be a director.

16.      INTELLECTUAL PROPERTY

(1) If the Executive makes, or if the Executive participates in making, any invention, any design (whether registerable or not), or any work in which copyright and/or database right subsists and which relates to or is useful in connection with the business of the Company, the Holding Company or of any other Group Company the Executive shall disclose it to the Company immediately, whether or not it is the property of the Company and:-

         (a) in the case of an invention give the Company full particulars of the invention together with all information, data (in all forms and in all media), drawings and models, embodying or relating to the invention, irrespective of the nature of the invention or when it was made; and

         (b) in the case of designs or copyright works, a copy of all such designs and works;

         and, in addition, the Company may call for the same to be delivered forthwith to an authorised representative at any time.

(2) If an invention made by the Executive is the property of the Company under Section 39 Patents Act 1977 the Executive shall, at the expense of the Company, execute all documents and do all things which may be necessary or desirable for obtaining the best possible patent, utility model or similar protection for the invention ("Protection") in territories specified by the Company and the Executive hereby assigns to the Company with full title guarantee all his or her rights to the invention and all applications for Protection and to the grant of Protection in respect of that invention and shall execute all documents and do all such things as may be necessary or desirable for perfecting the assignment and obtaining registration of it in all territories in the name of the Company.

(3) Notwithstanding clause 16(2) the Company shall not be under any obligation to apply for Protection in respect of any invention made by the Executive.

(4) If any invention is the property of the Executive under Section 39 Patents Act 1977 and relates to or is useful in connection with the business or any product or service of the Company, the Holding Company or of any other Group Company the Executive shall not grant a licence or execute an assignment in respect of that invention to any other person without first offering to grant a licence or execute an assignment for the benefit of the Company on terms no less favourable than those offered to the third party, and the Company shall have fifteen working days in which to accept or reject the offer.

(5) If during the course of his work for the Company (whether in the course of normal duties or not and whether or not during normal working hours) the Executive makes, or participates in the making of any design (whether registrable or not) or any work in which copyright and/or database right subsists the Executive hereby assigns to the Company with full title guarantee and, where appropriate, by way of future assignment, all such rights for the full term thereof throughout the world, provided that the assignment shall not extend to those designs or works which are created by the Executive wholly outside his or her normal working hours and wholly unconcerned with his or her service under this Agreement.

(6) In the case of designs and copyright which are registrable anywhere in the world the Executive shall, at the expense of the Company, execute all documents and do all things which are necessary or desirable for obtaining the best possible registration in respect of such rights in territories specified by the Company and shall assign to the Company such rights as are not already held by the Company in all subsequent registrations and applications for registration.

(7) The Executive hereby irrevocably appoints the Company to be the Executive's attorney in his or her name and on his or her behalf to sign or execute any document or do anything and generally to use the Executive's name for the purpose of giving to the Company the full benefit of the provisions of this clause 16 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any document or act falls within the authority conferred by this clause shall be conclusive evidence that that is the case.

(8) The Executive waives all moral rights (whether arising under Chapter IV of the Copyright Designs and Patents Act 1988 or otherwise, to the extent permissible under the relevant legislation in each jurisdiction) in works to which clause 16(5) applies.

(9) The Executive warrants that he is not bound by any legally enforceable obligations owed to persons other than the Company which would prevent the Executive from complying with the terms of this Agreement and the Executive shall not without proper licence use any inventions or information in breach of rights owed to or held by persons other than the Company or copy or adapt copyright works or designs owned by persons other than the Company.

(10) All the provisions of this clause 16 shall survive termination of the Executive's employment insofar as they relate to inventions, information, designs and works in which copyright and/or database right subsists which were created before termination.

17.      CONFIDENTIALITY

(1) The Executive shall not (except in the proper performance of his duties) during or after his employment has ended divulge to any person or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any trade secret or secret research process or any confidential information concerning the business or finances of the Company, the Holding Company or any other Group Company or any of their dealings transactions or affairs or any trade secret or secret research process or any such confidential information concerning any of their suppliers, agents, distributors or clients.

(2) Confidential information includes, but is not limited to: any information of a secret, confidential or private nature, in any form, concerning the business, accounts, finances, customer lists, research projects, pricing and/or discount policy, future business strategy, marketing, tenders, price sensitive information, employees and officers, formulae, processors, working methods, inventions, intellectual property and other plans and strategy of the Company, the Holding Company and any other Group Company or any of its or their respective clients.

(3) The restrictions in clauses 17 (1) and 17 (2) shall not apply to information which:

         (i) comes into the public domain otherwise than by a breach by the Executive of his obligations under this Agreement; or

         (ii) is disclosed to the Executive by a third party who has not received it directly or indirectly from the Company or any Group Company; or

         (iii) must be disclosed by any applicable law or the requirements of a relevant regulatory authority, to the extent of such required disclosure.

18.      TERMINATION OF EMPLOYMENT

(1) The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given by the Company or the Executive under clause 2(1) above) terminate the Agreement with immediate effect and make a payment in lieu of notice.

(2) The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if:

         (a) the Executive is guilty of any serious misconduct or any other conduct which affects or is likely to affect prejudicially the interests of the Company, or any Group Company to which he is required to render services under this Agreement; or

         (b) the Executive fails or neglects efficiently and diligently to discharge his duties in any material respect or commits any repeated breach or non-observance of any of the provisions contained in this Agreement which is either not capable of remedy or is not remedied after notice from the Company specifying the breach and requiring its remedy; or

         (c) a period of 3 months has elapsed from the Executive having a bankruptcy order made against him, or entering into any voluntary arrangement within the meaning of section 253 Insolvency Act 1986 ("Insolvency") in circumstances which would have a material adverse effect on the Company, the Group or their respective reputations and the Executive has, within that period, failed to remedy the Insolvency; or

         (d) the Executive is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) in circumstances which would have a material adverse effect on the Company, the Group or their respective reputations; or

         (e) the Executive is disqualified from holding office in another company by reason of an order of a court of competent jurisdiction; or

         (f) the Executive is convicted of an offence under the Companies Securities (Insider Dealing) Act 1985 or under any other present or future statutory enactment or regulations relating to insider dealings under English or New York law or is in breach of the model codes on directors' dealings in listed securities, securities dealt on the Alternative Investment Market or the OFEX trading facility published by the London Stock Exchange Limited; or

         (g)      otherwise than:

                  i) at the request of the Company including, but not limited to, any request pursuant to clause 9(4) of this Agreement; or

                  ii) in circumstances which a reasonable director, properly advised, would regard as requiring his resignation the Executive ceases to be a director of the Company and/or the Holding Company.

(3) Subject to the provisions of clause 9(4) of this Agreement, the employment of the Executive may be terminated by the Company on not less than three months notice (or with immediate effect by making a payment in lieu) if the Executive shall become of unsound mind or become a patient under the Mental Health Act 1983.

19.      SUSPENSION

(1) The Company may suspend the Executive at any time on full pay to allow the Company to investigate any complaint made against the Executive in relation to his employment with the Company provided that the fact of the suspension will only be disclosed to employees of the Company or any Group Company who are involved in the investigation and/or to whom such disclosure may, in the reasonable opinion of the Company, be necessary for genuine operational reasons.

(2) During any period of notice of termination (whether given by the Company or the Executive) the Company shall be under no obligation to assign any duties to the Executive or to provide any work for him and shall be entitled to exclude him from its premises, provided that this shall not affect the Executive's entitlement to receive his normal salary and other contractual benefits other than that the Executive will cease to accrue holiday during any such period, subject to any entitlement under the Regulations. The Executive will, during any such period of suspension, continue to be bound by his obligations under this Agreement, so far as is consistent with such suspension.

20.      RESIGNATION AND RETURN OF COMPANY PROPERTY

(1) Upon the termination by whatever means of this Agreement the Executive shall:

         (a) immediately resign from his office as a director of the Company and the Holding Company and from such other offices held by him in any Group Company without claim for compensation; and

         (b) immediately deliver to the Company all credit cards, keys, computer media and other property in whatever form, of or relating to the business of the Company or of any Group Company, which may be in his possession or under his power or control; and

         (c) immediately deliver to the Company all details which must be provided under clause 14 above together with all material in whatever form which describes or embodies the concepts or designs which are so disclosed.

(2) If the Executive fails to comply with clause 20(1) the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

(3) The Executive shall not without the consent of the Company at any time after the termination of this Agreement represent himself still to be connected with the Company or any Group Company.

21.      RECONSTRUCTION OR AMALGAMATION

         If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, which the Executive unreasonably refuses, then the Executive shall have no claim against the Company or any Group Company in respect of the termination of his employment under this Agreement.

22.      CHANGE OF CONTROL

(1) If there is a Change of Control of the Holding Company, and within the 6 months following the Change of Control the Executive is dismissed, otherwise than under clause 18, or is constructively dismissed by the Company, or voluntarily resigns, the Company shall pay to the Executive and the Executive agrees to accept, as liquidated damages in full and final settlement of all claims arising from such dismissal or resignation, the sum which is equal to:

         (a)      2 years' gross basic salary as at the date of termination; and

         (b) an amount equal to twice the annual average of bonuses, if any, received by the Executive pursuant to clause 7(5) of this Agreement during the two financial years of the Company immediately preceding the Change of Control.

(2) This payment will be subject to deduction of income tax and National Insurance contributions as appropriate, without any reduction for mitigation or early payment. The Company shall make such payment within seven days of the date of such termination.

(3) The parties agree that the payment referred to in clause 22(1) is a genuine pre-estimate of the loss which would be incurred by the Executive on termination of his employment in circumstances where there has been a Change of Control.

(4) "Change of Control" for the purposes of this clause 22 means the direct or indirect beneficial ownership of more than 30 per cent. of the Holding Company's issued voting share capital being acquired by any single person or group of persons acting in concert.

23.      RESTRICTIONS

(1)      Definitions

         In this clause:

         (a) "Termination Date" means the date on which the employment terminates;

         (b) "Person" includes any company, firm, organisation or other entity;

         (c) "Area" means any country in the world where on the Termination Date the Company, the Holding Company and/or any other Group Company was supplying services;

         (d) "Business" means any business carried on by the Company, the Holding Company or any Group Company which relates to the provision of pre-clinical, early clinical and/or non-clinical biological safety evaluation services to the pharmaceutical and biotechnology, agrochemical and other chemical industries;

         (b)      "Client"  means any Person to whom the  Company,  the  Holding
                  Company or any Group Company supplied services during the 6 months preceding the Termination Date and with whom at any time during such period the Executive was actively involved in the course of his employment within the 12 month period following the Commencement Date but excluding any Person who was a client of the Executive prior to the Commencement Date and was introduced by the Executive to the Company;

         (d) "Prospective Client" means any Person with whom the Company, the Holding Company or any Group Company had negotiations or discussions regarding the possible supply of services during the 6 months immediately preceding the Termination Date and with whom at any time during such period the Executive was actively involved in the course of his employment but excluding any Person who was a client of the Executive prior to the Commencement Date and was introduced by the Executive to the Company.

(2) The Executive covenants with the Company and as trustee for each Group Company that in the event of the Executive terminating his employment:

         (1)      Non-solicitation

                  the Executive shall not for a period of 6 months from the Termination Date in the Area directly or indirectly:

                  (a) canvass or solicit business for services similar to those being provided by the Company, the Holding Company or any Group Company as at the Termination Date from any Client or Prospective Client;

                  (b) seek to do business or deal with any Client or Prospective Client in respect of services similar to those being provided by the Company, the Holding Company or any Group Company as at the Termination Date; or

                  (c) canvass or solicit business from any supplier of the Company, the Holding Company or any Group Company with whom the Executive was actively involved during the 6 months ending on the Termination Date or persuade such supplier to cease to supply, or to restrict or vary the terms of supply to the Company, the Holding Company or any Group Company or otherwise interfere with the relationship between such a supplier and the Company, the Holding Company or any Group Company.

         (2)      Non-poaching

                  the Executive shall not for a period of 6 months after the Termination Date directly or indirectly induce or attempt to induce any senior employee of the Company, the Holding Company or any Group Company who is engaged in any business activity carried on by the Company, the Holding Company or any Group Company at the Termination Date and with whom the Executive during the 6 months ending on the Termination Date had material dealings in the course of his employment, to leave the employment of the Company, the Holding Company or any Group Company (whether or not this would be a breach of contract by that employee).

(3) The restrictions in this clause 23 are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

(4) The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company or the Group.

(5) If the Executive is suspended from work under the provisions of clause 19, the Company may, at its sole discretion, agree that the period of time during which the restrictions contained in clause 23 are enforceable starts to run from the date of the suspension and not from the Termination Date.

24.      SEVERABILITY

         While the provisions of this Agreement are considered by the parties to be reasonable in all the circumstances, it is agreed that if any part or parts of it is or are adjudged to go beyond what is reasonable in all the circumstances but would be adjudged reasonable if any part or parts of it were deleted, restricted or limited, the relevant part or parts shall apply with such deletions, restrictions or limitations as may be required in the particular case.

25.      NOTICES

(1) Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by facsimile to the party due to receive such notice at, in the case of the Company, its registered office from time to time (and marked for the attention of the Company Secretary) and, in the case of the Executive, his address as set out in this Agreement (or such address as he may have notified to the Company).

(2) Any notice delivered personally shall be deemed to be received when delivered to the address provided in this Agreement and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile shall be deemed to have been received on receipt by the sender of confirmation in the transmission report that the facsimile had been sent.

26.      STATUTORY INFORMATION

(1) The Schedule to this Agreement sets out information required to be given to the Executive by the Employment Rights Act 1996.

27.      MISCELLANEOUS

(1) This Agreement is governed by and shall be construed in accordance with the laws of England.

(2) The parties to this Agreement submit to the non-exclusive jurisdiction of the English courts.

(3) This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Group (which shall be deemed to have been terminated by mutual consent).

(4) The Executive authorises the Company to deduct from any remuneration payable to the Executive under this Agreement any sums due from him to the Company or any Group Company including the cost of repairing any damage to Company or any Group Company property caused by the Executive.

THIS AGREEMENT has been executed as a DEED and is intended to be and is hereby delivered on the date on page 1.

                                    SCHEDULE

                    STATEMENT OF PARTICULARS PURSUANT TO THE
                           EMPLOYMENT RIGHTS ACT 1996

1. The Executive's period of continued employment commenced on 9 September 1998. A period of employment with a previous employer does not count as part of the Executive's continuous employment with the Company.

2.     A contracting-out certificate is in force in respect of this employment.

3. There is no formal disciplinary or grievance procedure applicable to this position. Any grievance which the Executive wishes to exercise or any disciplinary action taken by the Company will be dealt with by the Chairman of the Holding Company. If the Executive is dissatisfied with any decision he can within 5 working days of that decision appeal to the Board whose decision shall be final and binding. For the avoidance of doubt any disciplinary or grievance procedure does not form part of the service agreement.

4. The Executive is under no obligation to work overseas for periods exceeding 1 month.

5. The Company is not a party to any collective agreement which affects the Executive's employment.

Executed as a Deed by
HUNTINGDON LIFE SCIENCES
LIMITED                                     ................................
                                                                    Director
                                            ................................
                                                  Director/Company Secretary
Signed as a Deed by
BRIAN CASS
in the presence of:                        .................................

                                           .................................
                                                        Signature of Witness

                                           .................................
                                                             Name of Witness

                                            .................................
                                                                     Address
                                               .............................
                                                                  Occupation